Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form F-3 filed pursuant to Rule 462(b) of the Securities Act of 1933 as amended, of the reference to our firm under the caption “Experts” and to the incorporation by reference of our reports dated April 29, 2015, with respect to the consolidated financial statements of Controladora Vuela Compañía de Aviación, S.A.B. de C.V. and subsidiaries included in the Registration Statement (Form F-3ASR No. 333-207877) and related Prospectus of Controladora Vuela Compañía de Aviación, S.A.B. de C.V. (the “Company”) related to the automatic shelf registration of certain securities of the Company to be sold by the Company or its selling shareholders from time to time.

Mancera, S.C.
A member practice of
Ernst & Young Global Limited

/s/ Luis F Ortega Sinencio
Luis F Ortega Sinencio

Mexico City, Mexico

November 10, 2015